Exhibit 99.1
NEWS RELEASE

Albany International Announces CFO Transition

Rochester, New Hampshire, May 19, 2025 – Albany International Corp. (NYSE:AIN) announced today that its Board of Directors has accepted the resignation of its Chief Financial Officer, Robert Starr, effective May 23, 2025. The Company further announced that its Board of Directors has appointed Jairaj (JC) Chetnani, its Vice President – Investor Relations and Treasurer, as interim Chief Financial Officer as it conducts a formal search for Mr. Starr’s successor. Mr. Chetnani also assumes the role of Principal Accounting Officer.

Mr. Starr has informed the Company that he is stepping away from his role to evaluate and pursue other opportunities. “It has been my pleasure to serve as CFO of Albany International and to work with such a talented team of professionals.” said Mr. Starr. “ I am proud of the role I have played at the Company and am confident that it is well placed for long term success.”

Gunnar Kleveland, Albany’s President and Chief Executive Officer, said “I have valued my time and collaboration with Rob. He had answered the call of my predecessor to fill an unexpected vacancy in the CFO position, notwithstanding the fact that the Company had already announced its plan to embark on a new CEO search. I appreciate all that he has done to welcome me and ease my transition into the role. I am happy for Rob and join with the rest of the Albany team in wishing him all the best.”

Mr. Chetnani has been with the Company since 2023, first as Vice President – FP&A & Treasurer, then as Vice President – Investor Relations & Treasurer. He has over 27 years of extensive financial experience in various industries, including the last 12 years in Aerospace & Defense. His experience spans a breadth of corporate finance functions, including treasury, capital markets, M&A, financial planning and analysis, as well as investor relations.

“I am very pleased the Board has appointed JC as our interim CFO,” Kleveland continued “ He will provide continuity as we conduct our search. His experience and familiarity with the Company, its strategy and its stakeholders will ensure a seamless transition.”

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 30 facilities in 13 countries, employs approximately 5,400 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Investor / Media Contact:
JC Chetnani
VP - Investor Relations and Treasurer
jc.chetnani@albint.com